UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

Home Point Capital Inc.
(Name of Issuer)

Common Stock, par value $0.0000000072 per share
(Title of Class of Securities)

43734L106
(CUSIP Number)

August 1, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 43734L106	Page 2
1	NAMES OF REPORTING PERSONS
Trident VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 43734L106	Page 3
1	NAMES OF REPORTING PERSONS
Trident VI Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 43734L106	Page 4
1	NAMES OF REPORTING PERSONS
Trident VI DE Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 43734L106	Page 5
1	NAMES OF REPORTING PERSONS
Trident VI Professionals Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 43734L106	Page 6
1	NAMES OF REPORTING PERSONS
Trident Capital VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 43734L106	Page 7
1	NAMES OF REPORTING PERSONS
Stone Point GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 43734L106	Page 8
1	NAMES OF REPORTING PERSONS
Stone Point Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 43734L106	Page 9
ITEM 1.	(a)	Name of Issuer:

Home Point Capital Inc. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

 Trident VI, L.P.
 Trident VI Parallel Fund, L.P.
 Trident VI DE Parallel Fund, L.P.
 Trident VI Professionals Fund, L.P.
 Trident Capital VI, L.P.
 Stone Point GP Ltd.
 Stone Point Capital LLC

(b)	Address of Principal Business Office:

The principal business address of the Reporting Persons is c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830.

(c)	Citizenship of each Reporting Person is:

Each of Trident VI DE Parallel Fund, L.P. and Stone Point Capital LLC are organized under the laws of the State of Delaware. Each of the other Reporting Persons is organized under the laws of the Cayman Islands.

(d)	Title of Class of Securities:

Common Stock, par value $0.0000000072 per share (“Common Stock”)

(e)	CUSIP Number:

43734L106

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

The information in Item 1 and Items 5 through 11 on the cover pages of this Schedule 13G regarding ownership as of the date of this amendment is incorporated herein by reference.

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

See Item 4 above.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 1, 2023

TRIDENT VI, L.P.
	By:	Trident Capital VI, L.P., its general partner
	By:	DW Trident VI, LLC, its general partner

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Vice President

TRIDENT VI PARALLEL FUND, L.P.
	By:	Trident Capital VI, L.P., its general partner
	By:	DW Trident VI, LLC, its general partner

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Vice President

TRIDENT VI DE PARALLEL FUND, L.P.
	By:	Trident Capital VI, L.P., its general partner
	By:	DW Trident VI, LLC, its general partner

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Vice President

TRIDENT VI PROFESSIONALS FUND, L.P.
	By:	Stone Point GP Ltd., its general partner

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Vice President

TRIDENT CAPITAL VI, L.P.
	By:	DW Trident VI, LLC, its general partner

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Vice President

STONE POINT GP LTD.

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Vice President

STONE POINT CAPITAL LLC

	By:	/s/ Jacqueline M. Giammarco
	Name:	Jacqueline M. Giammarco
	Title:	Managing Director

LIST OF EXHIBITS

Exhibit No.	Description

1	Joint Filing Agreement.

Exhibit 1
JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G in respect of the common stock, par value $0.0000000072 per share, of Home Point Capital Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

EXECUTED this 1st day of August, 2023.

TRIDENT VI, L.P.
By:	Trident Capital VI, L.P., its general partner
By:	DW Trident VI, LLC, its general partner

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Vice President

TRIDENT VI PARALLEL FUND, L.P.
By:	Trident Capital VI, L.P., its general partner
By:	DW Trident VI, LLC, its general partner

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Vice President

TRIDENT VI DE PARALLEL FUND, L.P.
By:	Trident Capital VI, L.P., its general partner
By:	DW Trident VI, LLC, its general partner

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Vice President

TRIDENT VI PROFESSIONALS FUND, L.P.
By:	Stone Point GP Ltd., its general partner

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Vice President

TRIDENT CAPITAL VI, L.P.
By:	DW Trident VI, LLC, its general partner

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Vice President

STONE POINT GP LTD.

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Vice President

STONE POINT CAPITAL LLC

By:	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Managing Director